Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 Registration Statement on Form S-8 of our report dated October 26, 2010, which report includes an explanatory paragraph as to an uncertainty with respect to Competitive Technologies, Inc. and Subsidiaries’ (“Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company appearing in the Company’s 2010 Form 10-K/A, Amendment No. 3, as of and for the year ended July 31, 2010.

/s/ Mayer Hoffman McCann CPAs

(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York

January 5, 2012